Exhibit 99.2

BJ’s Wholesale Club, Inc. and Consolidated Subsidiaries

STATEMENTS OF INCOME (Unaudited)

(Dollars in Thousands Except Per Share Amounts)

	Quarter Ended
	April 29, 2006	July 29, 2006	October 28, 2006	February 3, 2007
				(14 Weeks)
Net sales	$1,869,962	$2,081,158	$1,967,540	$2,384,836
Membership fees and other	42,461	43,355	44,608	46,361

Total revenues	1,912,423	2,124,513	2,012,148	2,431,197

Cost of sales, including buying and occupancy costs	1,728,227	1,914,030	1,811,531	2,173,001
Selling, general and administrative expenses	159,817	164,491	166,547	206,730
Provision for credit card claims	—	—	—	2,000
Preopening expenses	1,275	1,306	3,141	3,802

Operating income	23,104	44,686	30,929	45,664
Interest income, net	1,076	954	499	109
Gain on contingent lease obligations	3,119	—	—	—

Income from continuing operations before income taxes	27,299	45,640	31,428	45,773
Provision for income taxes	10,466	17,814	11,589	17,314

Income from continuing operations	16,833	27,826	19,839	28,459
Loss from discontinued operations, net of income tax benefit	(1,417)	(1,425)	(1,496)	(16,603)

Net income	$15,416	$26,401	$18,343	$11,856

Basic earnings per common share:
Income from continuing operations	$0.25	$0.42	$0.30	$0.44
Loss from discontinued operations	(0.02)	(0.02)	(0.02)	(0.26)

Net income	$0.23	$0.40	$0.28	$0.18

Diluted earnings per common share:
Income from continuing operations	$0.25	$0.41	$0.30	0.44
Loss from discontinued operations	(0.02)	(0.02)	(0.02)	(0.26)

Net income	$0.23	$0.39	$0.28	0.18

Number of common shares for earnings per share computations:
Basic	67,214,677	66,192,730	64,464,862	64,227,421
Diluted	68,097,030	66,952,101	65,260,359	65,191,262